NEWS

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For Immediate Release

Champions Oncology Reports Results for the Quarter and Full Year Ended April 30, 2013

Hackensack, NJ – June 10, 2013 – Champions Oncology, Inc. (OTC: CSBR), engaged in the development of advanced technology solutions and services to personalize the development and use of oncology drugs, announced today its financial results for the fiscal quarter ended April 30, 2013. These financial results are unaudited and could change as a result of the year end audit.

Quarterly Highlights:

•	Revenue for the quarter of $1.8 million.
•	Increase in number of POS implants and studies of 56% and 70% over same quarter last year.
•	Presentation of 6 Posters on Champions Tumor Graft models and Translational Oncology Solutions at the American Association of Cancer Research annual meeting.

Revenue was $1.8 million, as compared to $1.4 million for the three months ended April 30, 2012.

Total operating expenses were $3.9 million, as compared to $4.0 million for the three months ended April 30, 2012.

Champions reported a net loss of $2.2 million as compared to a net loss of $2.6 million for the three months ended April 30, 2012.

Excluding stock-based compensation of $0.5 million and $0.7 million for the three months ended April 30, 2013 and 2012, Champions recognized a net loss of $1.7 million and a net loss of $1.9 million for three months ended April 30, 2013 and 2012, respectively.

Operating Results

Personalized Oncology Solutions (POS):

The number of implants during the quarter was 42, an increase of 56% over the same period last year. The increase in implants is the result of growing visibility with patients and physicians, the reduction in patient costs per implant and the recent opening of an office in Singapore. The number of patients for whom studies were completed was 17 for the quarter, an increase of 70% over the same period last year. POS revenues were $0.48 million and $0.49 million for the three months ended April 30, 2013 and 2012, respectively, a decline of 3%. This slight decline was the result of a decline in the revenue from panels and sequencing, offset by an 11% increase in drug study revenues.

POS cost of sales was $0.6 million and $0.9 million for the three months ended April 30, 2013 and 2012, respectively, a decrease of $0.3 million, or 33%. For the three months ended April 30, 2013 and 2012, gross margins for POS were -32% and -80%, respectively. The variability in POS margins is the result of variability in the mix of POS revenue each quarter as well as the changes we made in pricing over the last two years.

Translational Oncology Solutions (TOS):

TOS revenues were $1.3 million and $0.9 million for the three months ended April 30, 2013 and 2012, respectively, an increase of $0.4 million, or 44%.

TOS cost of sales was $0.9 million and $0.6 million for the three months ended April 30, 2013 and 2012, respectively, an increase of $0.3 million, or 50%. For the three months ended April 30, 2013 and 2012, gross margins for TOS were 30% and 28%.

Research and development expense was $0.5 million and $0.4 million for three months ended April 30, 2013 and 2012, respectively, an increase of $0.1 million, or 25%.

Sales and marketing expense was $0.6 million and $1.0 million for the three months ended April 30, 2013 and 2012, respectively, a decrease of $0.4 million, or 40%. The decrease is the result of efficiencies achieved in selling efforts and the redeployment of resources to other activities.

General and administrative expense was $1.2 million and $1.0 million for the three months ended April 30, 2013 and 2012, respectively, an increase of $0.2 million, or 20% due to the continued growth of the Company.

Conference Call Information:

The Company will host a conference call on Monday, June 10, 2013, at 4:30 p.m. ET to discuss its fourth quarter financial results. To access the conference call, domestic participants should dial 800-874-4559, Canadian participants should dial 800-696-0876, and international participants should dial 302-607-2019. The participant passcode is “Champions Oncology”.

Full details of the Company’s financial results will be available in the Company’s Form 10-K at www.championsoncology.com.

* Non-GAAP Financial Information

See the attached Reconciliation of GAAP Net Loss to Non-GAAP Net Loss for an explanation of the amounts excluded to arrive at non-GAAP net loss and related non-GAAP loss per share amounts for the three and nine months ended April 30, 2013 and 2012. Non-GAAP financial measures provide investors and management with supplemental measures of operating performance and trends that facilitate comparisons between periods before and after certain items that would not otherwise be apparent on a GAAP basis. Certain unusual or non-recurring items that management does not believe affect the Company’s basic operations do not meet the GAAP definition of unusual or non-recurring items. Non-GAAP net loss and non-GAAP loss per share are not, and should not be viewed as a substitute for similar GAAP items. We define non-GAAP diluted loss per share amounts as non-GAAP net loss divided by the weighted average number of diluted shares outstanding. Our definition of non-GAAP net loss and non-GAAP diluted loss per share may differ from similarly named measures used by others.

About Champions Oncology, Inc.

Champions Oncology, Inc. is engaged in the development of advanced technology solutions and services to personalize the development and use of oncology drugs. The Company’s TumorGraft Technology Platform is a novel approach to personalizing cancer care based upon the implantation of primary human tumors in immune deficient mice followed by propagation of the resulting engraftments, or TumorGrafts, in a manner that preserves the biological characteristics of the original human tumor in order to determine the efficacy of a treatment regimen. The Company uses this technology in conjunction with related services to offer solutions for two customer groups: Personalized Oncology Solutions, in which results help guide the development of personalized treatment plans, and Translational Oncology Solutions, in which pharmaceutical and biotechnology companies seeking personalized approaches to drug development can lower the cost and increase the speed of developing new drugs. TumorGrafts are procured through agreements with a number of institutions in the U.S. and overseas as well as through its Personalized Oncology Solutions business.

This press release may contain "forward-looking statements" (within the meaning of the Private Securities Litigation Act of 1995) that inherently involve risk and uncertainties. Champions Oncology generally uses words such as "believe," "may," "could," "will," "intend," "expect," "anticipate," "plan," and similar expressions to identify forward-looking statements. One should not place undue reliance on these forward-looking statements. The Company's actual results could differ materially from those anticipated in the forward-looking statements for many unforeseen factors. See Champions Oncology's Form 10-K for the fiscal year ended April 30, 2012 for a discussion of such risks, uncertainties and other factors. Although the Company believes the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and Champions Oncology's future results, levels of activity, performance or achievements may not meet these expectations. The Company does not intend to update any of the forward-looking statements after the date of this press release to conform these statements to actual results or to changes in Champions Oncology's expectations, except as required by law.

Champions Oncology, Inc.

(Dollars in thousands except per share amounts)

Reconciliation of GAAP to Non-GAAP Net Loss (Unaudited)

	Three Months Ended April 30,		Year Ended April 30,
	2013	2012	2013	2012
Net loss - GAAP	$(2,167)	$(2,564)	$(6,446)	$(8,663)
Less:	485	711	2,419	3,323
Stock-based compensation
Net loss - non-GAAP	$(1,682)	$(1,853)	$(4,027)	$(5,340)

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended April 30,		Year Ended April 30,
	2013	2012	2013	2012
POS operating revenue	$482	$495	$2,332	$2,332
TOS operating revenue	1,302	886	5933	4817
Total operating revenue	$1,784	$1,381	$8,266	$7,149

Cost of POS	637	893	2667	2356
Cost of TOS	912	639	2651	2543
Research and development	502	378	1918	2937
Sales and marketing	621	1,044	2668	2929
General and administrative	1,224	1,029	4709	5450

Loss from Operations	$(2,112)	$(2,602)	$(6,347)	$(9,065)

Other (Loss) Income	(55)	38	(99)	402

Net Loss before income tax expense	$(2,167)	$(2,564)	$(6,446)	$(8,663)
Income taxes	-	-	-	-
Net Loss	$(2,167)	$(2,564)	$(6,446)	$(8,663)

Condensed Consolidated Balance Sheets (Unaudited)

	April 30,	April 30,
	2013	2012
Cash and cash equivalents	$9,563	$4,717
Accounts receivable	497	584
Other current assets	357	204
Total current assets	10,418	5,505

Restricted cash	192	188
Property and equipment, net	413	560
Goodwill	669	669
Total assets	$11,693	$6,921

Accounts payable and accrued liabilities	$1,872	$2,300
Deferred revenue	1,171	1,185
Total current liabilities	3,043	3,485

Warrant liability	1,046	555
Redeemable common stock	16,882	8,159
Stockholders’ deficit	(9,278)	(5,277)
Total liabilities, redeemable common stock and stockholders’ deficit	$11,693	$6,921

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Year Ended
	April 30,
	2013	2012
Cash flows from operating activities:
Net Loss	$(6,446)	$(8,661)
Adjustments to reconcile net cash used in operations:
Stock-based compensation expense	2,419	3,323
Depreciation expense	203	105
Change in fair value of warrant liability	74	(417)
Changes in operating assets and liabilities	(513)	423
Net cash used in operating activities	(4,262)	(5,227)

Cash flows from investing activities:
Purchases of property and equipment	(57)	(519)
Net cash used in investing activities:	(57)	(519)

Cash flows from financing activities:
Private placement of common shares and warrants	9,141	97
Net cash provided by financing activities:	9,141	97

Exchange rate effect on cash and cash equivalents	25	(54)
Increase in cash and cash equivalents	4,847	(5,703)
Cash and cash equivalents, beginning of period	4,716	10,457
Cash and cash equivalents, end of period	$9,563	$4,754